Exhibit 99.1

Investor Contact:

Jody B. Dahlman

Director of Communications

EnteroMedics Inc.

651-634-3071

jdahlman@enteromedics.com

EnteroMedics Inc. Announces Pricing of $16.0 Million Public Offering of Common Stock and Warrants

St. Paul, Minnesota, July 7, 2015 – EnteroMedics Inc. (NASDAQ: ETRM), a developer and manufacturer of devices that use neuroblocking technology to treat obesity, metabolic diseases, and other gastrointestinal disorders, announced the pricing of its previously announced public offering of 32,000,000 units. Each unit consists of one share of common stock and one Series A warrant to purchase one share of common stock at a purchase price of $0.50 per unit. Investors whose purchase of units in the offering would result in them beneficially owning more than the initial beneficial ownership limitation to be included in the warrants following the consummation of the offering will have the opportunity to acquire units with Series C pre-funded warrants substituted for any common stock they would have otherwise acquired over the initial beneficial ownership limitation, paying the same price of $0.50 per unit. The Series A warrants will be exercisable immediately and will expire 42 months after their date of issuance at an exercise price of $0.60 per share. The pre-funded Series C warrants will be exercisable immediately and will expire five years following issuance.

Canaccord Genuity is acting as sole book-running manager and Craig-Hallum Capital Group is acting as co-manager for the offering. Northland Securities and Roth Capital Partners served as financial advisors to the Company in connection with this transaction.

The offering is expected to close on or about July 8, 2015, subject to customary closing conditions including, but not limited to, the receipt of all necessary regulatory approvals, including the approvals of the NASDAQ Capital Market.

Net proceeds from the offering are expected to be approximately $14.7 million, after deducting underwriting commissions and other expenses related to the offering. The company intends to use the net proceeds from the offering to continue its commercialization efforts, for clinical and product development activities and for other working capital and general corporate purposes

The offering is being made pursuant to a shelf registration statement (File No. 333-195855) previously filed with and declared effective by the U.S. Securities and Exchange Commission (SEC). A final prospectus supplement and accompanying base prospectus related to the offering will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying base prospectus can be obtained through the website of the SEC at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying base prospectus may also be obtained by contacting the Syndicate Department of Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, or by telephone/email at (800) 225-6201/prospectus@canaccordgenuity.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements regarding EnteroMedics’ expectations on the completion, timing and size of the proposed public offering and the anticipated use of proceeds therefrom. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, as well as risks and uncertainties inherent in EnteroMedics’ business, including those described in the company’s periodic filings with the SEC. The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, the company does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

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